Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric	Barbara Brungess
	610-727-7118	610-727-7199
	mkilpatric@amerisourcebergen.com	bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN TO ACQUIRE BELLCO HEALTH

AmerisourceBergen to Add $2.0 Billion Pharmaceutical Distribution Business

VALLEY FORGE, Pa. March 28, 2007 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it has signed a definitive agreement to purchase Bellco Health, a privately held distributor of branded and generic pharmaceuticals, for a purchase price of approximately $235 million in cash. AmerisourceBergen expects this acquisition will be neutral to earnings in the first 12 months after closing and accretive to earnings by approximately $0.05 per share in the second year. The acquisition is targeted to close during the quarter ending June 30, 2007, subject to regulatory approvals.

“We are very excited about Bellco employees joining AmerisourceBergen,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “Bellco employees are very focused on customer service, and we want all their customers to know that we expect to maintain that tradition and will continue to operate Bellco’s distribution center in North Amityville, New York.”

“We are extremely pleased that our company will continue to thrive as part of the AmerisourceBergen organization,” added Neal Goldstein, Chief Executive Officer of Bellco Health. “Our customers will continue to experience the high level of distribution services they are accustomed to, and will now have access to AmerisourceBergen’s robust product and service offerings.”

“For AmerisourceBergen,” Yost continued, “Bellco is a great strategic fit with our pharmaceutical distribution business not only because of its strong position in the Metro New York City area, which is the largest independent retail community pharmacy market in the nation, but also because it brings a sophisticated generic pharmaceuticals sales and marketing business. Also, Bellco’s nationwide sales of dialysis products and services complement our specialty distribution businesses. It is a perfect example of our acquisition strategy, which focuses on adding complementary companies in the pharmaceutical supply channel.”

Headquartered in North Amityville, New York, Bellco Health has annualized revenues of approximately $2.0 billion and is a major pharmaceutical distributor in New York City, where it primarily services independent retail community pharmacies. Nationally, the Company markets and sells generic pharmaceuticals to individual retail pharmacies, and provides pharmaceutical products and services to dialysis clinics.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $61 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete the PharMerica LTC Transaction; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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